EXHIBIT 5.1

[LETTERHEAD OF ELECTRONIC ARTS]

November 17, 2008

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA 94065

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Electronic Arts Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the shelf registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2008 (such Registration Statement, as amended or supplemented from time to time, is herein referred to as the “Registration Statement”) with respect to the Company’s common stock, par value $0.01 per share (the “Common Securities”), including any Common Securities issuable upon conversion, exercise or exchange of any securities that are convertible into or exercisable for Common Securities (collectively, the “Securities”), preferred stock, par value $0.01 per share (the “Preferred Securities”) and depositary shares (the “Depositary Shares”), evidenced by depositary receipts (the “Depositary Receipts”), each representing a fractional interest in a share of Preferred Securities. The Depositary Shares will be issued under a Deposit Agreement (the “Deposit Agreement”), among the Company, a financial institution to be determined, as Depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts.

I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that each of the parties (other than the Company) has duly authorized, executed and delivered the documents to which it is a party.

I have relied as to certain matters on information obtained from public officials, other officers of the Company, and other sources I believe to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that:

(1) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(2) When (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act, (ii) appropriate corporate action has been taken by the Company to authorize the issuance of the Common Securities and fix or otherwise determine the consideration to be received for such Common Securities, (iii) any legally required consents, approvals, and authorizations are obtained, (iv) such Common Securities with terms so fixed shall have been duly sold, issued and delivered by the Company against payment therefor in accordance with such corporate action and as contemplated by the Registration Statement and assuming compliance with the Securities Act, and (v) certificates evidencing shares of the Common Securities have been duly executed by the duly authorized officers of the Company in accordance with applicable law, then, upon the happening of such events, such Common Securities will be validly issued, fully paid and nonassessable. The Common Securities covered in the opinion in this paragraph include any Common Securities that may be issued upon conversion, exercise, exchange or otherwise pursuant to the term of any other Securities.

(3) When (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act, (ii) appropriate corporate action has been taken by the Company to authorize the issuance of Preferred Securities, to fix the terms thereof and to authorize the execution and filing of a Certificate of Designations relating thereto with the Secretary of State of the State of Delaware, (iii) such Certificate of Designations shall have been executed by duly authorized officers of the Company and so filed by the Company, all in accordance with the laws of the State of Delaware, (iv)

any legally required consents, approvals, and authorizations are obtained, (v) such Preferred Securities with terms so fixed shall have been duly sold, issued and delivered by the Company against payment therefor in accordance with such corporate action and as contemplated by the Registration Statement and assuming compliance with the Securities Act, and (vi) certificates evidencing shares of Preferred Securities have been duly executed by the duly authorized officers of the Company in accordance with applicable law, then, upon the happening of such events, such Preferred Securities will be validly issued, fully paid and nonassessable.

(4) When (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act, (ii) appropriate corporate action has been taken by the Company to authorize and approve the execution and delivery of the Deposit Agreement and to authorize the issuance of Depositary Shares and to fix the terms thereof, (iii) such Deposit Agreement shall have been executed and delivered by a duly authorized officer of the Company and duly executed and delivered by the Depositary, (iv) the Depositary Receipts shall have been duly executed by the Depositary and the registrar therefor in accordance with the Deposit Agreement, (v) validly issued shares of Preferred Securities have been deposited with the Depositary in accordance with the Deposit Agreement, (vi) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities have been obtained, and (vii) such Depositary Shares shall have been duly sold, issued and delivered by the Company against payment therefor in accordance with such corporate action and as contemplated by the Registration Statement and assuming compliance with the Securities Act, then, upon the happening of such events, such Depositary Shares will represent legal and valid interests in such Preferred Securities and the Depositary Receipts will constitute valid evidence of such interest in such Preferred Securities.

The foregoing opinion is subject to the qualifications that I express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection of liquidated damages or penalties.

I am a member of the bar of the States of California. I do not express any opinion on any laws other than the law of the States of California, the Delaware General Corporation Law and the Federal law of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President, General Counsel and Secretary